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                                                               EXHIBIT 10.15(E)


         WHEREAS, Resource Bancshares Mortgage Group, Inc. (the "Corporation") maintains the Resource Bancshares Mortgage Group, Inc. Employee Stock Ownership Plan, effective January 1, 1994, (the "ESOP") for the benefit of the eligible employees of the Corporation; and

         WHEREAS, in 1995, 1996, 1998 and 1999, the Corporation made a series of loans to the ESOP in order for the ESOP to purchase shares of the Corporation to provide benefits to the ESOP's participants (collectively referred to as the "ESOP Loans"); and

         WHEREAS, the Board of Directors has been advised that there are alternative benefit programs that are more easily understood by and more beneficial to the participants than a leveraged employee stock ownership plan; and

         WHEREAS, the Board of Directors has been informed that the existence of the ESOP Loans (with a final maturity of July 1, 2007) prevents the immediate distribution of benefits to the ESOP's participants upon the cessation of contributions to the ESOP which, in turn, will delay the termination of the ESOP; and

         WHEREAS, the Board of Directors desires to terminate the ESOP as soon as practical in order to provide alternative benefits to the Corporation's employees; and

         WHEREAS, in Section 10.1 of the ESOP, the Corporation reserved the right by action of the Board of Directors to terminate the ESOP.

         NOW, THEREFORE, IT IS HEREBY

         RESOLVED, that the Corporation shall suspend further contributions to the ESOP and that all participants in the ESOP (as of the date of this meeting) shall vest one hundred percent (100%) in their respective account balances.

         RESOLVED, FURTHER, that the Chief Executive Officer of the Corporation is hereby authorized and directed to take appropriate steps to accelerate the date that the ESOP's assets can be distributed to the ESOP's participants including but not limited to the step of causing the Corporation to purchase of all the remaining shares of the Corporation held in the ESOP's suspense account (and this authorization to purchase the shares in the suspense account shall be in addition to any other authorizations to purchase shares of the Corporation).


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         RESOLVED, FURTHER, that pending the Corporation's acquisition of all of the remaining shares of the Corporation held in the ESOP's suspense account, the officers of the Corporation are hereby authorized to take appropriate actions with respect to the ESOP Loans including but not limited to the extension of payment dates and modification of the terms of the ESOP Loans.

         RESOLVED, FURTHER, that upon the determination that the assets may be timely distributed to the ESOP's participants, the officers of the Corporation are hereby authorized and directed to take such other actions as may be necessary or appropriate to terminate the ESOP.

         RESOLVED, FURTHER, that the officers of the Corporation are hereby authorized to direct the Corporation's legal counsel to apply for a determination letter from the Internal Revenue Service with respect to the ESOP's qualified status upon termination.

         RESOLVED, FURTHER, that the trustee is directed to distribute all assets of the ESOP to plan participants as soon as practicable after the Corporation receives a favorable determination from the Internal Revenue Service.

         RESOLVED, FURTHER, that pending final distribution of plan assets to plan participants, the Retirement Committee (as described in Section 7.1 of the ESOP) is hereby vested with the necessary power to make whatever amendments to the ESOP are necessary in order to maintain the ESOP's continued qualification and proper administration.

         RESOLVED, FURTHER, that the officers of the Corporation are hereby authorized to take such further action as may be necessary or appropriate to carry out the purpose and intent of the foregoing resolutions.